EXHIBIT INDEX




Exhibit No.       Description
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   99.1           Press release dated September 20, 1999.






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                                                                    EXHIBIT 99.1


Company Press Release

Tanner's Receives Final $1.5 Million Installment From a Group of Outside
Investors

Funds to Be Used for Completion of Crabby Bob's Acquisition

NORCROSS, Ga.--Sept. 20, 1999--Tanner's Restaurant Group Inc. (OTC BB:ROTI), which owns, operates and franchises branded restaurant concepts, Monday announced that it has received the final $1.5 million installment on a $6 million investment from a group of outside investors.

The majority of the $1.5 million will be used to complete the acquisition of the assets of Crabby Bob's Seafood Grill from Pacific Ocean Restaurants Inc. Crabby Bob's is an award-winning Southern California-based restaurant concept that offers fresh seafood, crab, chicken, ribs and a full-service bar. Closing of the Crabby Bob's acquisition is subject to customary closing conditions.

Commenting on the closing of the $6 million investment commitment, Tanner's Chairman Clyde Culp stated: "When we formed Tanner's Restaurant Group in January of this year by merging the company that operated our Rick Tanner's Original Grill restaurants into a subsidiary of Harvest Restaurant Group Inc., the commitment by a group of outside investors to invest $6 million in the combined entity was a major consideration.

"With this final $1.5 million installment, we will focus on implementing our strategy of developing new restaurants, opening franchise restaurants and evaluating opportunities to acquire complementary restaurant concepts."

Additionally, Culp said: "We have already begun the process of integrating the operations of the two companies in contemplation of the closing of the acquisition. We are excited to have Crabby Bob's CEO John Creed and his team on board and are looking forward to the expansion of both concepts."

About Tanner's Restaurant Group

Tanner's Restaurant Group is a developer, operator and franchiser of branded restaurant concepts. The company's flagship operation is the 10-location chain of Rick Tanner's Original Grill restaurants, centered in the southeastern United States.

Rick Tanner's offers a casual dining experience, generous portions and high-quality foods at reasonable prices. The menu offers more than 40 entrees, 15 appetizers and 15 vegetables and side dishes, with an emphasis on food that is fresh and cooked to order.

Meals are available on both an eat-in and take-out basis, and the restaurant is positioned between home meal replacement concepts and traditional sit-down restaurants that are not designed to cater to the take-out business.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include but are not limited to the following: construction of new restaurants may not be completed on schedule, or the opening of such restaurants may be delayed because of other factors such as staffing shortages or delays in the delivery or installation of equipment, and the acquisition of Crabby Bob's may not be completed as the company anticipates.